Exhibit (a)(1)(viii)

IMMEDIATE ATTENTION REQUIRED

December 31, 2020

Re: Exchange Offer for Shares of Nutrition & Biosciences, Inc – RESPONSE DUE NO LATER THAN JANUARY 28, 2021, AT 3 PM, EASTERN STANDARD TIME

Dear Plan Participant:

You are receiving this letter because our records reflect that you are a participant in the DuPont Retirement Savings Plan (“DuPont RSP” or the “Plan”) and all or a portion of your Plan account is invested in DuPont de Nemours, Inc. (“DuPont”) common stock. The information in this letter applies if at any relevant time (as more fully described herein) you continue to hold DuPont common stock in your account under the DuPont RSP.

DuPont is offering to exchange all shares of Nutrition and Biosciences, Inc (“N&B”) common stock (“N&B common stock”) owned by DuPont for shares of common stock of DuPont (“DuPont common stock”) that are validly tendered and not properly withdrawn (the “Offer”). Following the consummation of the Offer, Neptune Merger Sub I Inc. (“Merger Sub I”), a Delaware corporation and wholly owned subsidiary of International Flavors & Fragrances, Inc. (“IFF”), will be merged with and into N&B, whereby the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving corporation and a wholly owned subsidiary of IFF (the “Merger”). In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be automatically canceled) will be automatically converted into the right to receive a number of shares of common stock of IFF (“IFF Stock”) equal to the exchange ratio set forth in the Merger Agreement. The terms and conditions of this Offer are described in the Prospectus dated December 31, 2020 (the “Prospectus”), which is being provided to all DuPont stockholders. A copy of the Prospectus will be mailed to you, and it is also available at benefits.ml.com.

This letter provides important information about your rights under the Plan in connection with the Offer. As described in the Prospectus, the Offer gives DuPont stockholders the opportunity to exchange DuPont common stock for N&B common stock. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Prospectus.

If the Offer is consummated but is not fully subscribed, DuPont will distribute the remaining shares of N&B common stock on a pro rata basis to DuPont stockholders as of January 29, 2021 (the “clean-up spin-off”) unless the Offer is extended. Any DuPont stockholder who validly tenders (and does not properly withdraw) shares of DuPont common stock that are accepted for exchange in the Offer will, with respect to such shares, waive their rights to receive, and forfeit any rights to, shares of N&B common stock distributed in the clean-up spin-off. If the Offer is terminated by DuPont without the exchange of shares (but the conditions to consummation of the Transactions (as defined in the Prospectus) have otherwise been satisfied), DuPont intends to distribute all shares of N&B common stock owned by DuPont on a pro rata basis to DuPont stockholders in a spin-off. If certain conditions to consummate the Offer described in the Prospectus are not met, DuPont may (1) terminate the Offer and promptly return all tendered shares of DuPont common stock to tendering stockholders, (2) extend the Offer and, subject to the withdrawal rights described in the Prospectus, retain all tendered shares of DuPont common stock until the Offer, as so extended, expires, (3) amend the terms of the Offer or (4) waive or amend any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

As described below, you have the right to instruct the trustee of the Plan, Bank of America, N.A. (“Bank of America” or the “Trustee”), whether or not to exchange shares of DuPont common stock attributable to your investment in DuPont common stock under the Plan.

In order to participate in the exchange offer described in the Prospectus and briefly summarized in this letter, you must visit Benefits OnLine® at benefits.ml.com or contact the Plan’s recordkeeper, Merrill, at (877) 337-5267, no later than 3:00 p.m., Eastern Standard time, on January 28, 2021, unless the Offer is extended by DuPont.

Please note, the due date of January 28, 2021 is earlier than the last day of the exchange offer period provided for in the Prospectus in order to allow sufficient time for tabulation of your instructions and tendering of the Plan’s shares. If the Offer is extended and if administratively feasible, the deadline for receipt of your direction will be 3:00 p.m., Eastern Standard time, on the first business day prior to the expiration of the Offer, as extended. Please visit Benefits OnLine at benefits.ml.com or contact Merrill to provide your directions even if you decide not to participate in the Offer described herein.

The calculation described in the Prospectus (including, if applicable, the application of the upper limit described therein) will determine the final number of shares of DuPont common stock to be exchanged for each share of N&B common stock through the Offer. DuPont intends to maintain or cause to be maintained a website at www.dupontexchangeoffer.com that will provide the daily volume-weighted average price of both Shares of DuPont common stock and IFF Stock and indicative exchange ratios for the Offer. Please note, the final exchange ratio may not be known until after your election to participate in the Offer with respect to shares held under the Plan is due. Therefore, you may not know the final exchange ratio when you make your decision whether or not to participate in the Offer.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for directing the Trustee regarding the Offer.

THIS LETTER ATTEMPTS TO BRIEFLY SUMMARIZE THE TERMS OF THE OFFER AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE OFFER, WHICH ARE SET FORTH IN THE PROSPECTUS. YOU SHOULD READ THE PROSPECTUS, INCLUDING THE RISK FACTORS, BEFORE DECIDING WHETHER TO TENDER SOME, ALL OR NONE OF THE SHARES OF DUPONT COMMON STOCK ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN.

BACKGROUND

DuPont is offering to exchange all shares of N&B common stock that are owned by DuPont for shares of DuPont common stock that are validly tendered and not properly withdrawn upon the terms and subject to the conditions set forth in the Prospectus. Following the consummation of the Offer, in the Merger, Merger Sub I will be merged with and into N&B, whereby the separate corporate existence of Merger Sub I will cease and N&B will continue as the surviving corporation and a wholly owned subsidiary of IFF. In the Merger, each outstanding share of N&B common stock (except for shares of N&B common stock held by N&B as treasury stock or by DuPont, which will be automatically canceled) will be converted into the right to receive a number of shares of IFF Stock equal to the Merger Exchange Ratio (as defined in the Prospectus). DuPont intends to cause N&B to issue such number of shares of N&B common stock to DuPont prior to the consummation of the Offer such that the Merger Exchange Ratio will equal approximately one. As of December 21, 2020 the Plan held approximately 852,544 shares of DuPont common stock. Only Bank of America, as trustee of the Plan, can submit these shares of DuPont common stock for exchange in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Bank of America whether or not to submit for exchange some or all of the shares of DuPont common stock attributable to your individual account in the Plan. Unless otherwise required by law, Bank of America will submit for exchange in the Offer shares of DuPont common stock attributable to participant accounts in accordance with participant instructions, and Bank of America will not submit for exchange in the Offer shares of DuPont common stock attributable to participant accounts for which it does not receive timely or complete instructions. If you do not provide directions via Benefits OnLine or by telephone to the Merrill participant service center on a timely basis, you will be deemed to have elected not to participate in the Offer and no shares of DuPont common stock attributable to your Plan account will be submitted for exchange in the Offer.

Bank of America makes no recommendation regarding the Offer. EACH PARTICIPANT MUST DECIDE WHETHER OR NOT TO OFFER TO EXCHANGE SHARES OF DUPONT COMMON STOCK.

CONFIDENTIALITY

To assure the confidentiality of your decision, Bank of America and its respective affiliates or agents will tabulate participant directions. None of Bank of America or its respective affiliates or agents will make the results of your individual direction available to DuPont or IFF.

PROCEDURE FOR DIRECTING THE TRUSTEE

In order to instruct the Trustee to tender any portion of the shares of DuPont common stock held in your DuPont RSP account, you must visit Benefits OnLine at benefits.ml.com, log into your RSP account and go to the corporate action screen within the RSP located under the Investment menu bar. Alternatively, you may call Merrill at (877) 337-5267. You must make your election no later than 3:00 p.m., Eastern Standard time, on January 28, 2021. All participant instructions timely received by Bank of America will be combined and submitted by the Trustee on behalf of all DuPont RSP participants who timely instructed the Trustee to tender all or a portion of the shares of DuPont common stock held in their Plan accounts.

If you do not provide the Trustee any instructions for your shares of DuPont common stock held in the DuPont RSP with respect to the Offer, such inaction shall be deemed a decision not to tender shares of DuPont common stock in your Plan account.

If you hold shares of DuPont common stock outside of the DuPont RSP, you will receive a separate mailing with respect to your right to tender those shares, and you must comply with the instructions in that mailing if you wish to tender any or all of those shares.

Please note the following:

(1)

If you do not visit Benefits OnLine or call (877) 337-5267 and provide instructions before 3:00 p.m. on January 28, 2021, your instruction will not be honored. The Offer will expire one minute after 11:59 p.m., New York City time, on January 29, 2021, unless the expiration date of the Offer is extended. Consequently, to allow time for processing, you must visit Benefits OnLine or call (877) 337-5267 and provide instructions before 3:00 p.m., Eastern Standard time, on January 28, 2021, unless the Offer is extended by DuPont.

(2)

You must specify the number of shares of DuPont common stock held in your DuPont RSP account you wish the Trustee to tender. Please be aware that if you do not provide the Trustee any instructions for your shares of DuPont common stock held in the DuPont RSP with respect to the Offer, such inaction shall be deemed a decision not to tender shares of DuPont common stock in your Plan account.

(3)

DuPont’s Board of Directors has approved the making of the Offer. However, none of DuPont, DuPont’s Board of Directors, the Trustee or any fiduciary of the Plan is making any recommendation whether you should instruct the Trustee to tender or refrain from tendering the shares of DuPont common stock in your account. You must make your own decision as to whether to instruct the Trustee to tender your shares of DuPont common stock and, if so, how many shares to tender.

(4)

Participants will not be obligated to pay any brokerage fees or commissions or solicitation fees in connection with the tender of shares of DuPont common stock held in their DuPont RSP accounts. Participants will not be obligated to pay any stock transfer taxes on the transfer of shares of DuPont common stock held in their DuPont RSP accounts pursuant to the Offer.

(5)

As more fully described in the Prospectus, tenders will be deemed irrevocable unless timely withdrawn. Consequently, if you instruct the Trustee to tender the shares of DuPont common stock held in your DuPont RSP account, and you subsequently decide to change or withdraw your instructions, you may do so by visiting Benefits OnLine at benefits.ml.com or by calling Merrill at (877) 337-5267 and providing instructions before 3:00 p.m., Eastern Standard time, on January 28, 2021. However, the new directions will be effective only if you provide instructions before 3:00 p.m., Eastern Standard time, on January 28, 2021, unless the Offer is extended. The Offer is scheduled to expire at one minute after 11:59 p.m., New York City time, on January 29, 2021. (6) Contributions to the DuPont RSP may continue throughout the Offer. FOR ADMINISTRATIVE PURPOSES, PARTICIPANTS

WHO INSTRUCT THE TRUSTEE TO TENDER ALL OR A PORTION OF THE SHARES OF DUPONT COMMON STOCK IN THEIR ACCOUNTS WILL NOT BE ABLE TO DIRECT THE DISPOSITION OF THE TENDERED PORTION OF THE SHARES IN THEIR ACCOUNTS, OR REQUEST A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THOSE SHARES, AT ANY TIME AFTER THEY ARE TENDERED UNLESS AND UNTIL THE TENDER IS TIMELY WITHDRAWN.

PARTICIPANTS WHOSE DIRECTION TO TENDER IS ACCEPTED BY DUPONT WILL CONTINUE TO BE PROHIBITED FROM DIRECTING THE DISPOSITION OF THE TENDERED PORTION OF THE SHARES OF DUPONT COMMON STOCK IN THEIR ACCOUNTS, AND WILL BE PROHIBITED FROM REQUESTING A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THOSE SHARES, UNTIL THE DUPONT RSP RECEIVES THE PROCEEDS FROM THE TENDER OFFER AND COMPLETES THE TRANSFER OF THE TENDERED PORTION OF THE SHARES INTO THE TRUST FOR THE DUPONT RSP.

YOU SHOULD EVALUATE THE APPROPRIATENESS OF YOUR CURRENT INVESTMENT DECISIONS IN LIGHT OF THE FOREGOING LIMITATIONS.

PARTICIPANTS WHO INSTRUCT THE TRUSTEE TO SUBMIT A TENDER OFFER FOR ONLY A PORTION OF THE SHARES IN THEIR ACCOUNTS WILL ONLY BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE AS THEY RELATE TO THE TENDERED PORTION OF THOSE SHARES. PARTICIPANTS WHO DO NOT VISIT BENEFITS ONLINE AT BENEFITS.ML.COM OR CALL MERRILL AT (877) 337-5267 TO SUBMIT A DIRECTION FOR ANY PORTION OF THE SHARES IN THEIR ACCOUNTS WILL NOT BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE (UNLESS AND UNTIL THEY SUBSEQUENTLY TIMELY ELECT TO TENDER).

If you wish the Trustee to tender the shares of DuPont common stock in your account, you must visit Benefits OnLine at benefits.ml.com or call (877) 337-5267 before 3:00 p.m., Eastern Standard time, on January 28, 2021. As described in the Prospectus, DuPont has the right to extend the Offer. In the event of an announced extension, you may visit Benefits OnLine at benefits.ml.com or call Merrill at (877) 337-5267 to obtain information on any new Plan participant direction deadline.

After the deadline for providing directions to the Trustee, Bank of America and its affiliates or agents will complete the tabulation of all participant directions and Bank of America, as Trustee, will submit for exchange the appropriate number of shares of DuPont common stock on behalf of the Plan. Subject to the satisfaction of the conditions described in the Prospectus and the proration provisions of the Offer, DuPont will exchange all shares of DuPont common stock that are properly offered for exchange through the Offer. If there is an excess of shares of DuPont common stock offered for exchange by DuPont stockholders, such shares of DuPont common stock may be subject to proration, as described in the Prospectus. Any shares of DuPont common stock attributable to your account that are not exchanged in the Offer will remain allocated to your individual account under the Plan. Please note that the Odd Lot provisions of the Offer described in the Prospectus are not applicable to Plan participants.

As described in the Prospectus, if the Offer is consummated but is not fully subscribed, DuPont will distribute the remaining shares of N&B common stock owned by DuPont on a pro rata basis to DuPont stockholders whose shares of DuPont common stock remain outstanding after consummation of the Offer. These shares of N&B common stock would then be converted into shares of IFF Stock in the Merger. In that case, even if you were to elect to not participate in this Offer, following the closing of the Merger, it is possible your individual account under the Plan may be credited with shares of IFF Stock. If IFF Stock will be distributed to the Plan in this fashion, more information will be provided to you.

INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY PORTION OF THE OFFER PROCEEDS DIRECTLY. ALL PROCEEDS WILL BE CREDITED TO PARTICIPANTS’ ACCOUNTS AS DESCRIBED BELOW AND MAY BE DISTRIBUTED ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of shares of DuPont common stock for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. “Adequate consideration” will be determined on or about the date the shares of DuPont common stock are to be tendered by the Trustee. On such date, if the prevailing or closing market price of shares of DuPont common stock on the New York Stock Exchange exceeds the value of the shares of IFF Stock to be received per DuPont share through the Offer and Merger, Bank of America will not be able to follow your direction to tender your shares of DuPont common stock.

TREATMENT OF IFF STOCK RECEIVED BY THE PLAN

For any shares of DuPont common stock in your Plan account that are tendered and accepted through the Offer, you will ultimately receive shares of IFF Stock in your Plan account upon the closing of the Merger. All of these proceeds will remain in the Plan and may be withdrawn or otherwise managed only in accordance with the terms of the Plan.

In the event of a clean-up spin-off, participants who hold shares of DuPont common stock will receive shares of IFF Stock in accordance with the clean-up spin-off.

IFF Stock distributed to participant accounts as a result of the Offer and Merger will be closed to new investments in the DuPont RSP. Participants who receive shares of IFF stock in the Plan may continue to hold those shares for a period of up to 12 months following the separation of N&B from DuPont. Additional investments in IFF common stock or transfers into IFF common stock will not be permitted in the DuPont RSP.

Plan participants who receive IFF common stock may transfer their IFF common stock assets to any other investment option(s) in the Plan at any time during the 12 months following the separation. The commission to sell IFF common stock in the Plan is four cents ($0.04) per share, the same price to buy and sell DuPont common stock.

After 12 months (expected to be the close of business on January 31, 2022), IFF common stock will no longer be currently offered as an investment in the RSP. If you take no action before then, any outstanding balance in IFF common stock will be transferred to another investment option in the plan, which will be communicated to you in advance at a later date.

SHARES OF DUPONT COMMON STOCK OUTSIDE THE PLANS

If you hold shares of DuPont common stock directly, you will receive, under separate cover, Offer materials which can be used to exchange such shares of DuPont common stock. Those Offer materials may not be used to direct Bank of America to exchange the shares of DuPont common stock attributable to your individual account under the Plan. The direction to exchange shares of DuPont common stock attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the procedures described in this letter may not be used to exchange non-Plan shares of DuPont common stock.

FURTHER INFORMATION

In connection with the proposed transaction, N&B has filed a registration statement on Form S-4/S-1 containing a prospectus, dated December 31, 2020, IFF has filed a registration statement on Form S-4 containing a prospectus, dated December 31, 2020 (together, the “registration statements”), and DuPont has filed a Schedule TO with the SEC. Investors and security holders are urged to read the registration statements, DuPont’s Schedule TO and any amendments or supplements to these filings as well as any other relevant documents filed or to be filed with the SEC when they become available because they will contain important information about N&B, IFF and DuPont and the proposed transaction. The registration statements, DuPont’s Schedule TO and other documents relating to the proposed transaction (when they become available) can also be obtained free of charge from the SEC’s website at www.sec.gov. These documents and each of the companies’ other filings with the SEC can also be obtained free of charge, with respect to DuPont and N&B, upon written request to Georgeson LLC, at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, or by telephone at (888) 660-8331, or, with respect to IFF, upon written request to International Flavors & Fragrances Inc. investor relations at 521 West 57th Street, New York, New York 10019 or by calling (212) 708-7164.

In addition, for any questions about the offer generally, you may contact the information agent, Georgeson LLC, at (888) 660-8331.

If you require additional information concerning the procedure to offer for exchange shares of DuPont common stock attributable to your individual account under the Plan, please contact Merrill at (877) 337-5267. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson LLC, the information agent for the Offer, at (888) 660-8331.

Sincerely,

Bank of America, N.A.

Merrill, its affiliates, and financial advisors do not provide legal, tax, or accounting advice. You should consult your legal and/or tax advisors before making any financial decisions.

Merrill is a member of the Financial Industry Regulatory Authority (FINRA) and does not monitor or maintain any of the information available on the external websites mentioned.

DuPont™, the DuPont Oval Logo, and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Benefits OnLine is a registered trademark of Bank of America Corporation.

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